Exhibit 99.1

FOR IMMEDIATE RELEASE

NetApp Reorganizes Finance and Operations Functions

Appoints Jeffrey Bergmann as Interim Chief Financial Officer; Reaffirms Third Quarter Guidance

Sunnyvale, Calif. – January 6, 2015 – NetApp, Inc. (NASDAQ: NTAP) today announced organizational changes that will flatten and streamline the structure and enable focused execution in driving efficiency and velocity in the business. As part of this reorganization, Cynthia Stoddard, NetApp’s Chief Information Officer and Kris Newton, VP of Investor Relations, now report directly to CEO George Kurian, and Bill Berg, NetApp’s SVP of Operations will report to EVP Joel Reich, among other changes. These changes are effective immediately.

NetApp also announced that Nick Noviello has decided to pursue another opportunity. Effective immediately, Jeffrey Bergmann, vice president of corporate finance, will assume the role of interim chief financial officer. Mr. Bergmann brings over 30 years of experience to the role, including six years in finance leadership positions at NetApp.

“NetApp has a deep bench of talented leaders and I am excited to welcome Cynthia and Kris to my staff. Combining Bill’s manufacturing operations team with Joel’s product operations team reflects synergies and connections and will help us drive greater efficiencies this fiscal year,” said George Kurian, chief executive officer. “As we said in our last earnings call, we continue to assess every aspect of our business and are committed to taking decisive action to reduce complexity and drive efficiency. We believe today’s announcement will optimize our organizational structure around our priorities as we continue to pivot towards the growth areas of the market. Our acquisition of Solid Fire will extend our leadership in flash and is further evidence of this pivot. With the strength of our enhanced flash portfolio, we will be well equipped to address new and growing customer needs, while the adoption of clustered Data ONTAP continues to gain ground in traditional workloads and use cases. We are confident we have the right portfolio to help customers navigate their IT transformations.”

Mr. Kurian continued, “On behalf of the NetApp Board and management team, I want to thank Nick for his financial leadership and substantial contributions over the past eight years, overseeing several of its most important functions. We wish him well as he pursues the next chapter in his career. NetApp has a rigorous succession planning process, and a deep bench of leaders, and we are pleased that Jeff has agreed to serve as interim CFO. As part of the leadership team for the last six years, Jeff has a solid understanding of NetApp’s business and my full confidence.”

NetApp has initiated a search process to identify a permanent CFO and will consider both internal and external candidates.

NetApp also today reaffirmed the financial guidance for the third quarter of fiscal year 2016 provided on its November 18, 2015, earnings conference call and reiterated on its December 21, 2015 conference call announcing the acquisition of SolidFire. NetApp provided the following financial guidance for the third quarter of fiscal year 2016:

•	Net revenues are expected to be in the range of $1.40 billion to $1.50 billion.

•	GAAP earnings per share is expected to be in the range of $0.47 to $0.52 per share.

•	Non-GAAP earnings per share is expected to be in the range of $0.66 to $0.71 per share.

NetApp reaffirmed that it will pay its next cash dividend of $0.18 per share of NetApp stock on January 20, 2016, to shareholders of record as of the close of business on January 8, 2016.

About Jeffrey Bergmann

Jeffrey Bergmann joined NetApp in June 2009 as vice president of global tax. Since August 2015, Mr. Bergman has served as NetApp’s vice president of corporate finance, overseeing all aspects of corporate financial planning and analysis, product operations finance, operations finance, global tax and treasury. From 2003 to 2008, Mr. Bergman was senior vice president, tax and administration at Verisign, Inc. Prior to 2003, Mr. Bergmann was a federal tax partner at KPMG LLP, an international accounting firm.

About NetApp

Leading organizations worldwide count on NetApp for software, systems and services to manage and store their data. Customers value our teamwork, expertise and passion for helping them succeed now and into the future. To learn more, visit www.netapp.com.

NetApp and the NetApp logo are trademarks of NetApp, Inc. All other marks are the property of their respective owners.

“Safe Harbor” Statement Under U.S. Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding conducting a CFO search; statements regarding our pending acquisition of SolidFire; statements regarding NetApp’s expected financial results for the third quarter of fiscal year 2016; and statements regarding expected dividend policy. Actual results, including with respect to NetApp’s financial targets and business prospects, could differ materially due to a number of factors, including but not limited to: general economic and market conditions; the closing of the SolidFire acquisition, including obtaining customary U.S. regulatory approval; the ability to effectively integrate the SolidFire acquisition; the results of NetApp’s structural changes; changes in U.S. government spending; revenue seasonality; foreign exchange impacts; and matters specific to our business, such as customer demand for and acceptance of our products, services, execution by our sales organization, changes in storage consumption models, and our ability to continue to generate operating cash flow. These and other equally important factors are described in reports and documents we file from time to time with the Securities and Exchange Commission, including the factors described under the section titled “Risk Factors” in our most recently submitted Annual Report on Form 10-K. We disclaim any obligation to update information contained in this press release whether as a result of new information, future events, or otherwise.

Press Contact

Meghan Fintland

NetApp Inc.

1 925 785 9192

xdl-uspr@netapp.com

Investor Contact

Kris Newton

NetApp Inc.

1 408 822 3312

kris.newton@netapp.com

NETAPP, INC.

RECONCILIATION OF NON-GAAP GUIDANCE TO GAAP

EXPRESSED AS EARNINGS PER SHARE

THIRD QUARTER FISCAL 2016

Third Quarter Fiscal 2016
Non-GAAP Guidance — Net Income Per Share	$0.66 - $0.71
Adjustments of Specific Items to Net Income
Per Share for the Third Quarter Fiscal 2016:
Amortization of intangible assets	(0.05)
Stock-based compensation expense	(0.19)
Income tax effect of non-GAAP adjustments	0.05

Total Adjustments	(0.19)
GAAP Guidance — Net Income Per Share	$0.47 - $0.52